Congressman Edolphus Towns Joins MortgageIT Holdings Board

New York – September 21, 2005 – MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust (REIT), today announced that United States Congressman Edolphus "Ed" Towns (D-NY) has joined its board of directors. Congressman Towns, who represents the 10th Congressional District of New York, brings more than twenty years of public service and community leadership to the board of MortgageIT Holdings.

Congressman Towns will replace Mark C. Pappas, who is voluntarily stepping down as a member of the company's board of directors. Mr. Pappas will continue on in his management role as an Executive Vice President of MortgageIT, Inc., the company's residential mortgage banking subsidiary. Following today's announcement, the board of MortgageIT Holdings will be comprised of eight members, seven of whom, including Congressman Towns, are independent of management.

"Congressman Towns is an outstanding public servant whom we've all admired for his hard work, dedication and service to the people and communities of New York and throughout the United States," said Doug Naidus, Chairman and Chief Executive Officer of MortgageIT Holdings, Inc. "My colleagues and I are privileged to have the opportunity to work with him."

"MortgageIT Holdings is a home grown New York business with a track record of integrity and achievement over its 18 year history as a private and most recently, a public company," said Congressman Towns. "Companies like MortgageIT play a fundamental role in helping people in our local communities realize the American dream of home ownership, and I'm looking forward to contributing my insights and experience to this market leading company."

Since being elected to office in 1981, Congressman Towns has served on a variety of Congressional committees, including the Energy and Commerce Committee, where he currently serves on the Commerce, Trade and Consumer Protection Subcommittee, the Health Subcommittee, and the Telecommunications and Internet Subcommittee. During his career in Congress, Congressman Towns has received a number of distinguished awards for his public service. Prior to being elected to the House of Representatives, Congressman Towns served as Deputy Brooklyn Borough President. He is also a veteran of the United States Army and is an ordained minister.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

CONTACT:
Investors:
Sean McGrath
MortgageIT Holdings, Inc.,
+1-646-346-8700;

Media:
Ted Stacer
MortgageIT Holdings, Inc.,
+1-646-346-7653

Joe LoBello
Brainerd Communicators, Inc.,
+1-212-986-6667,
for MortgageIT Holdings, Inc.